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                                                                   EXHIBIT 10.26


                              GCC INVESTMENTS, INC.
                               INCENTIVE POOL PLAN
                                SECOND AMENDMENT


    Pursuant to the powers reserved to it in Section 14 of the GCC Investments, Inc. Incentive Pool Plan (the "Plan"), GCC Investments, Inc. (the "Company") hereby amends the Plan as follows:

    1. The Plan is hereby amended by adding a new Article 7A to follow Article 7 to read as follows:

    "7A. SPECIAL RULES FOR PAYMENTS RESULTING FROM INITIAL PUBLIC OFFERINGS. Solely for purposes of determining the amount and payment of Pool amounts resulting from Sale Events which are initial public offerings the following special rules shall apply and shall supersede any other provision of the Plan to the contrary:

       (a) The Pool amount shall initially be determined as of the date of the initial public offering without regard to the existence of any restrictions.

       (b) The Pool amount determined as of the date of the initial public offering shall be adjusted at the time of cash realization in accordance with the terms of the Plan. In the event of any loss realized by the
       Company: (1) seventy percent (70%) of any resulting decrease in such a Pool amount shall be reflected in a decrease in any cash installments remaining to be paid to the Participants to the extent necessary to account for such decrease (including, without limitation, in order to account for any installments already made; and (2) thirty percent (30%) of any resulting decrease shall be reflected to the extent necessary to account for such decrease in the forfeiture of any shares of restricted Common Stock which have not yet vested.

       (c) The value of the restricted Common Stock granted in connection with the Pool will be based on the closing price of the Common Stock on the New York Stock Exchange on the date of the initial public offering.

       (d) The vesting period for shares of restricted Common Stock granted in connection with the Pool will begin on the date of the initial public offering, but in no event will any Participant vest in any restricted Common Stock until such time as the Company receives cash proceeds with respect to the relevant investment.

       (e) No cash payments shall be made to any Participant until such time as the Company receives cash proceeds with respect to the relevant investment."

    2. Section 10 of the Plan is hereby amended by adding a new paragraph (e) at the end thereof to read as follows:

       "(e) Notwithstanding any other provision of the Plan to the contrary, a Participant who has completed at least twelve years of employment with GCC Investments, Inc. or Harcourt General, Inc. but excluding any other affiliates, and who terminates employment other than for cause, shall be entitled to (a) receive any pool installment payment relating to Sale Events occurring prior to such termination of employment and (b) vest in any restricted Common Stock awarded under the GCC Plan, regardless of whether he or she is employed as of the scheduled payment date or vesting date, whichever is applicable."


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    3. This Amendment is effective for Sales Events occurring after October 31,
1998.
    4. Except as herein amended, the provisions of the Plan shall remain in full force and effect.
    IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Plan to be executed on this 5th day of March, 1999.

                                    GCC INVESTMENTS, INC.


                                    By:
                                        ----------------------------


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